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                                                                      Exhibit 15



The Partners
Duke Realty Limited Partnership:




Gentlemen:

RE:  Registration Statement No. 33-61361

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated April 19, 1996 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.




KPMG Peat Marwick LLP
Indianapolis, Indiana
April 19, 1996